Exhibit 10.6

WHC WORLDWIDE, INC. STOCK OPTION GRANT NOTICE

(WHC WORLDWIDE, INC. 2022 OMNIBUS EQUITY INCENTIVE PLAN)

WHC Worldwide, Inc. (the “Company”), pursuant to the WHC Worldwide, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”), hereby awards to the individual whose name is set forth below (“Optionee”) an option to purchase shares of the Company’s Common Stock (the “Option”) set forth below (the “Award”), subject to Optionee’s acknowledgment of receipt and acceptance below no later than 30 days after receiving this Grant Notice. Optionee’s failure to timely execute the acknowledgement of receipt and acceptance shall render the Award null and void and of no force and effect. The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Grant Notice”), and in the Plan and the Option Award Agreement (the “Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Agreement. In the event of any conflict between the terms in this Grant Notice or the Agreement and the Plan, the terms of the Plan shall control.

Optionee:
Date of Grant:
Vesting Commencement Date:
Number of Shares subject to the Option:
Exercise Price per Share:
Type of Option:
Expiration Date:

Vesting: Vesting of the Award shall occur, if at all, on the following dates (“Vesting Dates”), subject to Optionee’s not experiencing a Termination prior to such Vesting Dates: [●]

Additional Terms/Acknowledgements: Optionee acknowledges receipt of, has reviewed, and understands and agrees to, the terms and conditions of this Grant Notice, the Agreement, and the Plan. Optionee further acknowledges that as of the Date of Grant (as set forth above), this Grant Notice, the Agreement, and the Plan set forth the entire understanding between Optionee and the Company regarding the acquisition of the Common Stock pursuant to this Award and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) Restricted Stock Unit awards or options previously granted and delivered to Optionee, (ii) the written employment agreement, offer letter, or other written agreement entered into between the Company and Optionee specifying the terms that should govern this specific Award, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. Optionee has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Optionee consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

WHC WORLDWIDE, INC.		OPTIONEE

By:
	Signature	Signature
Title:		Date:
Date:

ATTACHMENTS: Agreement and Plan

OPTION AWARD AGREEMENT

THIS OPTION AWARD AGREEMENT (together with the above grant notice (the “Grant Notice”), this “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between WHC Worldwide, Inc. (the “Company”) and the individual (the “Optionee”) set forth on the Grant Notice.

WHEREAS, pursuant to the WHC Worldwide, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”), the Administrator (the “Administrator”) has determined that it is to the advantage and best interest of the Company to grant to the Optionee this award of an Option (the “Option”) as set forth in the Grant Notice and subject to the terms and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Award”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Optionee and the Company hereby agree as follows:

1. Acceptance of Agreement. Optionee has reviewed all of the provisions of the Plan, the Grant Notice and this Agreement. By accepting this Award, Optionee agrees that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice and this Agreement, and the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Optionee. Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator on questions relating to the Plan, the Grant Notice, this Agreement, and, solely in so far as they relate to this Award, the applicable provisions contained in a written employment agreement (if any) between the Company or an Affiliate and the Optionee. If Optionee signs this Agreement and Grant Notice electronically, Optionee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

2. Grant of Award. The Options granted hereunder pursuant to Section 7 of the Plan shall be subject to the terms and provisions of the Plan, and all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. For purposes of this Agreement, “Termination” shall mean the termination of the employment or provision of services of the Optionee with the Company and all Affiliates thereof (including because of the Optionee’s employer ceasing to be an Affiliate of the Company); and “Termination Date” shall mean the date of the Termination. For purposes of this Agreement, Termination will not occur when Optionee goes on a military leave, a sick leave or another bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by Applicable Laws. Notwithstanding the foregoing, an approved leave of absence for six months or less, which does not in fact exceed six months, will not result in Termination for purposes of this Agreement. However, Termination will occur when approved leave described in this Section 2 ends, unless Optionee immediately returns to active work.

3. Term of Option. To the extent vested, this Option will be exercisable for three (3) months after Optionee’s Termination Date, unless such termination is due to Optionee’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Optionee’s Termination Date. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Expiration Date set forth in the Grant Notice and maybe subject to earlier termination as provided in the Plan or Section 4.3 of this Agreement.

4. Vesting.

4.1.	Subject to the provisions of the Plan and Sections 4.2 and 4.3 of this Agreement, and except as otherwise provided in a written employment agreement between the Company or an Affiliate and the Optionee (if any), the Options shall vest as described in the Grant Notice (the “Vesting Date”), subject to the Optionee not experiencing a Termination prior to the Vesting Date.

4.2.	Except as otherwise provided in a written employment agreement between the Company or an Affiliate and the Optionee, if any, if the Optionee experiences a Termination prior to the Vesting Date, as of the Termination Date all then-unvested portion of the Option shall be forfeited.

4.3.	Notwithstanding anything in this Agreement and the Grant Notice to the contrary, Optionee’s Option, whether unvested or vested, shall be forfeited immediately if Optionee’s employment with the Company is terminated for Cause, or if Optionee engages in action or circumstances exist with respect to the Optionee that constitute Cause, regardless of whether Optionee’s employment has terminated.

5. Exercise of Option.

5.1.	Right to Exercise. This Option, to the extent vested, may be exercised only within the term set forth in Section 3, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

5.2.	Method of Exercise. Each election to exercise the Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by the Optionee’s executor, administrator, or permitted transferee (subject to any restrictions provided under the Plan), made pursuant to and in accordance with the terms and conditions set forth in the Plan and received by the Company at its principal offices, accompanied by payment in full as provided in the Plan or in this Agreement for the number of Shares with respect to which the Option is exercised (“Exercised Shares”). Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise. Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company may issue certificates in the Optionee’s name for such Shares. However, the Company shall not be liable to the Optionee for damages relating to any reasonable delays in issuing the certificates to the Optionee, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves which it promptly undertakes to correct. The election to exercise will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together and of any Tax Obligations (as defined in Section 7.1). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

6. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Optionee: (i) cash, (ii) check, (iii) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan, or (iv) if Optionee is a U.S. employee, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and that are owned free and clear of any liens, claims, encumbrances, or security interests, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

7. Tax Obligations.

7.1.	Tax Obligations Generally. Optionee acknowledges that, regardless of any action taken by the Company or, if different, Optionee’s employer (the “Employer”) or Affiliate to which Optionee is providing services (together, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including the Optionee’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Optionee’s participation in the Plan, (ii) the Optionee’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which the Optionee has with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient.

Optionee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax Obligations or achieve any particular tax result.

7.2.	Tax Withholding. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Optionee to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Optionee may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Optionee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Optionee may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Optionee. Further, if Optionee is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Optionee acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Optionee fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the Option exercise, Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such amounts are not delivered at the time of exercise.

7.3.	Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Optionee will immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by Optionee.

8. Rights as Shareholder and Dividend Equivalents. The Optionee shall not have any rights of a shareholder with respect to the shares of Common Stock deliverable under the Option unless and until the Options are exercised with respect to such shares and the shares are issued.

9. Nontransferability of Options. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee.

10. Restrictions on Exercise. No Shares will be issued pursuant to the exercise of this Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933 (“Securities Act”), as amended (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange or other market system on which the Common Stock is then listed and all applicable requirements of any Applicable Laws and of any regulatory bodies having jurisdiction over such issuance. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be necessary or appropriate, in the judgment of the Administrator, to comply with any Applicable Law. In addition, Optionee shall not sell any Shares acquired upon exercise of this Option at a time when Applicable Laws, regulations or Company’s or underwriter trading policies prohibit such sale. Any other provision of this Agreement notwithstanding, the Company shall have the right to designate one or more periods of time, each of which shall not exceed 180 days in length, during which this Option shall not be exercisable if the Administrator determines (in its sole discretion) that such limitation on exercise could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

11. General.

11.1.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

11.2.	Administration; Interpretation. In accordance with the Plan and this Agreement, the Committee shall have full discretionary authority to administer the Award, including discretionary authority to interpret and construe any and all provisions relating to the Award. Decisions of the Committee shall be final, binding, and conclusive on all parties. In the event of a conflict between this Agreement and the Plan, the terms of the Plan shall prevail. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan shall control.

11.3.	Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Optionee shall be treated as agent and attorney-in-fact for that interest held or claimed by their spouse with respect to this Award and the parties hereto shall act in all matters as if the Optionee was the sole owner of this Award. This appointment is coupled with an interest and is irrevocable.

11.4.	No Employment Rights. Nothing contained herein shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Optionee or contract for the Optionee’s services, to restrict the Company’s or such subsidiary’s right to discharge the Optionee or cease contracting for the Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Optionee and the Company or any Affiliate.

11.5.	No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

11.6.	Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

11.7.	No Assignment. Except by will and by the laws of descent and distribution, the Optionee may not assign or transfer any of their rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company’s obligations hereunder.

11.8.	Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

11.9.	Equitable Relief. The Optionee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Optionee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

11.10.	Jurisdiction. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Missouri, and the Company and the Optionee hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Optionee and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Missouri and (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

11.11.	Taxes. By agreeing to this Agreement, the Optionee represents that they have reviewed with their own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement and that they are relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

11.12.	409A. The parties intend for the Option to be exempt from Section 409A of the Code or, if not so exempt, to be treated in a manner which complies with the requirements of such section, and intend that this Agreement be construed and administered in accordance with such intention. In the event that the parties determine that the terms of this Agreement or the Option needs to be modified in order to comply with Section 409A of the Code, the parties shall cooperate reasonably to do so in a manner intended to best preserve the economic benefits of this Agreement. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Optionee’s separation from service shall instead be paid on the first business day after the date that is six months following the Optionee’s termination date (or death, if earlier).

11.13.	Clawback. Optionee acknowledges that the Option and any shares (or the value of the shares) received by Optionee pursuant to exercise of the Option may be clawed back by the Company in accordance with any Clawback Policy or as set forth in this Agreement or the Plan.

11.14.	Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

11.15.	Number. Throughout this Agreement, as the context may require, (i) the singular tense and number includes the plural, and the plural tense and number includes the singular; (ii) the past tense includes the present, and the present tense includes the past; (iii) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (iv) periods of days, weeks or months mean calendar days, weeks or months.

11.16.	Electronic Delivery and Disclosure. Optionee hereby consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery, or to retrieve such documents furnished electronically, as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

11.17.	Data Privacy. Optionee hereby consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Company or an Affiliate, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance/security number or other identification number, salary, and job title, any Shares held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor (“Data”), to Plan service providers and to Affiliates for the purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation may have different data privacy laws and protections than Optionee’s country. Optionee authorizes the Company, any Plan service provider selected by the Company, and any other possible recipients that assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.

11.18.	Complete Agreement. The Grant Notice, this Agreement, the Plan and applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Optionee constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

11.19.	Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MIS-REPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

11.20.	Waiver. The Optionee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee.

11.21.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

11.22.	Amendment and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended, altered or terminated at any time or from time to time by the Administrator or the Board, but no amendment, alteration or termination shall be made that would materially impair the rights of a Optionee under this Option Award Agreement without such Optionee’s consent.